Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-1 of our reports dated May 5, 2010, relating to (i) the consolidated financial statements of Oncothyreon Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement, as discussed in Note 2, and the change in accounting for licensing revenue in 2008, as discussed in Note 2), and (ii) the effectiveness of Oncothyreon Inc.’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the company’s internal control over financial reporting because of material weaknesses), appearing in the Annual Report on Form 10-K of Oncothyreon Inc. for the year ended December 31, 2009.
We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Seattle, Washington
July 14, 2010